October 21, 2014

Cancer Genetics Inc. Granted Patent for Genomic Probe Set Used in Proprietary Test for Cervical and Other HPV- Associated Cancers

> Issuance of patent 8,865,882 covers four probe set used in CGI's proprietary FISH-based HPV-Associated Cancer Test (FHACT®)

> FHACT® cervical cancer detection test has potential application for more than 2 million patients per year in the United States

RUTHERFORD, N.J., Oct. 21, 2014 (GLOBE NEWSWIRE) -- Cancer Genetics, Inc.

(Nasdaq:CGIX) ("CGI" or "the Company"), an emerging leader in DNA-based diagnostics, announced today that it has received a formal Notice of Allowance from the United States Patent and Trademark Office (USPTO) for its genomic probe set used to detect biomarkers indicative of HPV-associated precancer and cancer of the cervix, anus, vulva, vagina, penis, oropharynx, and pharynx. US Patent 8,865,882 covers the four-probe set used in CGI's proprietary FISH-based HPV-Associated Cancer Test (FHACT®), which identifies genomic aberrations associated with progression to cancer. The patent issuance underscores the uniqueness of CGI's FHACT® test, which is currently available for clinical use in cervical cancer screening, and benefits the product's positioning in the cervical cancer diagnostics market.

"Having FHACT® receive patent protection reinforces our strategy to provide disease-focused IP in cancer diagnostics. We believe that this is a critical element in building long-term value for the company, and that it is a step towards more widespread clinical adoption," said Panna Sharma, CEO of Cancer Genetics Inc.

While traditional Pap smears and high-risk HPV testing have significantly reduced the number of cervical cancer deaths in the US, there remains a critical need for better, more precise genomic testing to identify those women truly at risk of cervical cancer. Pap smears have a high false-negative rate, and high-risk HPV testing cannot distinguish between higher-risk persistent infections and those that will clear on their own without medical intervention. As a result, under the current screening protocols, women who have abnormal Pap smear results and/or who test positive for high-risk HPV are routinely sent for further testing via colposcopy or cervical biopsy procedures, during which an additional cervical specimen may be collected for analysis.

Of the more than 55 million Pap smears performed in the US each year, nearly 3.5 million report abnormal results. Of these 3.5 million, more than 2 million women are referred for colposcopy or cervical biopsy. Despite potential complications associated with these procedures, only about 20 percent yield medically actionable results – indicating that the majority of these more invasive procedures may have been unnecessary. Cancer Genetics believes that their non-invasive FHACT® test, which is performed on the same specimen collected during routine women's health exams (Pap smear tests), will aid in the reduction of unnecessary colposcopies and cervical biopsies, and help reduce both complications and costs associated with overtreatment.

Cancer Genetics is engaged in a number of initiatives aimed at improving women's health through global adoption of its FHACT® test. The FHACT® probe set recently received CE marking, allowing it to be widely marketed in the European Economic Area, where approximately 34,000 new cervical cancer cases are diagnosed per year. The company has also expanded its marketing and sales reach for the test in India, where more than 123,000 new cases of cervical cancer are diagnosed each year. CGI is working to validate FHACT® for clinical use in other HPV-associated cancers, including oropharyngeal cancer, which is rapidly increasing in incidence. According to the National Cancer Institute, "it has been estimated that, by 2020, HPV will cause more oropharyngeal cancers than cervical cancers in the United States."[1]

For more information about FHACT® please visit www.cgifhact.com. A recorded webinar about FHACT® can be accessed at http://www.cgifhact.com/webinar/.

[1] http://www.cancer.gov/cancertopics/factsheet/Risk/HPV#r9

About Cancer Genetics:

Cancer Genetics Inc is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute.

For more information, please visit www.CancerGenetics.com, or follow Cancer Genetics on twitter @Cancer_Genetics.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that the transaction will not close or, if it closes, will not realize the currently anticipated benefits, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company's Form 10-K for the year ended December 31, 2013 and 10-Q for the quarter ended March 31, 2014 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

CONTACT:	Media Relations
Paul Kuntz
RedChip Companies, Inc.
800-733-2447, ext. 105
paul@redchip.com

Investor Relations
Michael Rice
LifeSci Advisors, LLC
646-597-6997

Source: Cancer Genetics